Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-285728

November 10, 2025
PROSPECTUS SUPPLEMENT NO. 13

DEVVSTREAM CORP.
UP TO 114,968,270 COMMON SHARES

This prospectus supplement amends the prospectus dated March 12, 2025 (as supplemented to date, the “Prospectus”) of DevvStream Corp., a company existing under the Laws of the Province of Alberta, Canada (the “Company”), which forms a part of the Company’s Registration Statement on Form S-1 (No. 333-285728). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2025. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of our Common Shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DEVS”. On November 7, 2025, the closing price of our Common Shares was $1.77.

Investing in the Company’s Common Shares involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 13 is November 10, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2025

DEVVSTREAM CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-40977	86-2433757
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2108 N St., Suite 4254 Sacramento, California (Address of principal executive offices)	95816 (Zip Code)
(647) 689-6041
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares	DEVS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On November 6, 2025, the Company issued a press release announcing its fiscal results for the year ending July 31, 2025 and provided an update on the Company’s initiatives undertaken during its recently concluded fiscal year. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference, and the foregoing description of the press release is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated November 6, 2025.

104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2025
DEVVSTREAM CORP.

	By:	/s/ David Goertz
	Name:	David Goertz
	Title:	Chief Financial Officer

Exhibit 99.1

DevvStream Reports Fiscal Year 2025 Results and Advances Digital-Asset and Tokenization Strategy

Company strengthens balance sheet, launches disciplined digital-asset treasury, and sets stage for acquisition-led growth in sustainability markets

CALGARY, Alberta, November 6, 2025 — DevvStream Corp. (Nasdaq: DEVS) (“DevvStream” or the “Company”), a leading carbon management and environmental-asset monetization firm, today announced financial results for its fiscal year ended July 31, 2025, and provided an update on strategic initiatives designed to enhance liquidity, expand technology capabilities, and position the Company for scalable, acquisition-driven growth.

Fiscal 2025 Highlights

■	Completed Nasdaq listing and de-SPAC transaction, establishing DevvStream as one of the few publicly traded pure plays in carbon and renewable-energy asset monetization.

■	Closed initial $10 million tranche under the Helena $300 million convertible-note facility, providing liquidity to launch the Company’s digital-asset treasury.

■	Reported initial revenue as the Company begins monetizing its environmental-asset pipeline.

■	Successfully completed strategic investments and partnerships that expand DevvStream’s reach across carbon, renewable-energy, and environmental-credit markets.

■	Strengthened foundation for future growth, with acquisitions expected to play a central role in expanding scale, technology capabilities, and recurring revenue streams.

Management Commentary

Sunny Trinh, CEO of DevvStream, commented:

“Fiscal 2025 was about building the infrastructure for growth: financially, operationally, and technologically. We completed our U.S. listing, secured access to long-term capital, and began executing on a strategy that connects sustainability markets with digital transparency. Our focus now is disciplined expansion, growing revenues through both organic opportunities and targeted acquisitions that enhance our environmental-asset portfolio.”

Launch of Digital-Asset Treasury and Tokenization Platform

In parallel with its operating initiatives, DevvStream launched a disciplined digital-asset treasury anchored in Bitcoin ($BTC) and Solana ($SOL), a diversified mix that combines institutional reserve strength, on-chain yield, and strategic exposure to real-world-asset (“RWA”) tokenization. Bitcoin provides a stable reserve foundation; Solana is currently earning staking rewards (on ≈ 12,185 SOL staked) at approximately 6.29% annualized yield, consistent with institutional benchmarks. In addition, DevvStream intends to acquire an allocation of DevvE ($DEVVE) and pursue additional blockchain initiatives to enhance the transparency and efficiency of environmental markets. These initiatives, developed in alignment with applicable registry terms and conditions, are intended to support the compliant digital representation of verified carbon credits and renewable energy certificates as transparent, tradable instruments.

Looking ahead, the Company anticipates that its tokenization platform will seamlessly interface with other RWA systems through standardized APIs, allowing project developers, auditors, and buyers to connect effortlessly, accelerating the mainstream adoption of tokenized sustainability assets.

The digital-asset program is non-dilutive, governed under an institutional framework developed with FRNT Financial, and held in segregated custody at BitGo to ensure transparency and risk control.

Mr. Trinh added:

“We see blockchain as the next structural foundation of global commerce. By integrating digital transparency into the way sustainability assets are tracked and traded, we aim to be one of the first to build the tools investors and corporations will rely on as carbon markets mature. DevvE is expected to become one major component of that vision, and it’s part of a broader strategy to make third-party-verified environmental credits both measurable and investable.”

Financial Overview

For the fiscal year ended July 31, 2025:

■	Net Loss: $11.8 million, compared with $9.9 million in FY 2024, reflecting higher public-company and professional fees following the NASDAQ listing.

■	Cash and Restricted Cash: $9.73 million as of July 31, 2025.

Outlook

DevvStream expects revenue growth in fiscal 2026 to be driven by carbon-credit monetization, I-REC brokerage, and yield income from its Solana staking program. Over the medium term, management believes acquisitions and technology integration will be key drivers of scale, with the Company’s tokenization initiatives providing an additional growth vector as sustainability assets become digitized and API-linked across global markets.

About DevvStream

Founded in 2021, DevvStream is a leading carbon management firm specializing in the development, investment, and sale of environmental assets, energy transition, and innovative carbon management solutions. The Company's mission is to create alignment between sustainability and profitability, helping organizations achieve their climate initiatives while directly improving their financial health.

With a diverse approach to energy transition and carbon markets, DevvStream operates across three strategic domains: (1) an offset portfolio consisting of nature-based, tech-based, and carbon sequestration credits for immediate sale to corporations and governments seeking to offset their most difficult-to-reduce emissions; (2) project investment, acquisitions, and industry consolidation to extend the company’s reach, allowing it to become a full end-to-end solutions provider; and (3) project development, where the company serves as project manager for eligible activities such as EV charging or renewable energy generation in exchange for a percentage of generated credits or RECs.

For more information, please visit www.devvstream.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and generally relate to future events, trends or DevvStream’s future financial or other performance metrics. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. These forward-looking statements include statements regarding DevvStream’s intentions, beliefs, projections, outlook, analyses and current expectations concerning, among other things, its ability grow revenues through both organic opportunities and targeted acquisitions, its crypto treasury strategy, its ability to further draw down on its senior secured convertible notes facility (of which there can be no assurances), the ability of DevvStream’s crypto‑treasury program to (i) create incremental income through SOL staking, and (ii) establish on‑chain readiness for tokenized real‑world assets, including renewable‑energy plants, energy‑trading contracts, and other sustainability infrastructure, DevvStream's ability to continue as a going concern, the growth and value of the global carbon credit or I-REC market traded value, the potential of carbon credits to provide carbon emission reductions and reduce carbon emissions to limit global warming, estimated CO2 capture, sequestration, decarbonization or storage capacities or potentials of different projects in which DevvStream is investing, DevvStream's opportunity pipeline and the ability of such opportunities to generate RECs, carbon credits, tax credits, or shared savings revenue each year, and the market growth and value of these markets, all of which are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q, 8-K and other SEC filings which are available through EDGAR at WWW.SEC.GOV. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by DevvStream and its management are inherently uncertain and subject to material change. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties.

These forward-looking statements are expressed in good faith, and DevvStream believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and DevvStream is under no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in filings made by, or to be made by, DevvStream from time to time with the SEC and with the Canadian securities regulatory authorities.

This news release is not an offer to sell or the solicitation of an offer to buy, any securities of DevvStream and this news release is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in DevvStream. All subsequent written and oral forward-looking statements concerning DevvStream or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Contact
ir@devvstream.com
Phone: (408) 365-4348